PURCHASE AGREEMENT
FAIRWAY VILLAGE, ST. CHARLES

THIS AGREEMENT, made this 4th day of  March, 2004, by and between ST. CHARLES COMMUNITY, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”) and U.S. HOME CORPORATION, a Delaware corporation (hereinafter referred to a “U.S. HOME” or “Purchaser”).

WITNESSETH, that for and in consideration of the sum of ten dollars ($10.00) paid by the Purchaser to the Seller and other good and valuable consideration, the receipt of which is hereby acknowledged and in further consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.           PURCHASE PROVISIONS

1.01.          Property.  Seller hereby grants to U.S. HOME the right to purchase approximately 1,950 developed single family detached and single family attached home lots on the parcel of land in St. Charles, Charles County, Maryland (the “County”) as shown in Parcel C3, D2, Sheffield Neighborhood, Fairway Village, attached hereto as Exhibit A, and made a part hereof, (hereinafter referred to as the “Property”), individually a “Lot” or “Lots” collectively.  U.S. HOME may elect to purchase so many of such Lots as it deems appropriate in accordance with the schedules set forth in paragraph 1.03 below.

1.02           Purchase Price.  The purchase price for the Lots to be acquired by the Purchaser from the Seller shall be equal to thirty percent (30%) of the "selling price" of the homes Purchaser intends to construct on the Lots being acquired at any given Closing.  For purposes of this paragraph, the “selling price” shall be the gross sales price of any Lot and the residence and structure constructed or to be constructed thereon in accordance with the Purchaser's published retail prices in effect at the time of the applicable Closing, and shall include the Lot and any Lot premium charged by the Purchaser, the structure or structures built or to be built on the Lot, all of the Purchaser’s standard features for the model of the home in question, and unfinished basement, garage, porch and all floor coverings and standard finishes for the model in question, but shall not include charges for any upgrades or optional features selected by the third party homebuyer which are not routinely included in or with residences built by the Purchaser at the time of the closing in question, including but not limited to sunrooms and finished basements.  Additionally, for purposes of this section, "upgrades or optional features" shall only include those items or things which are traditionally upgrades or optional features for new homes sold in the Charles County area as of the date of the closing in question.  Sales incentives, commissions, closing help and closing costs paid by the Purchaser shall not be deducted.  In the event Purchaser substitutes house types on any Lot following Closing, then Purchaser shall so notify Seller, and at the time of closing from the Purchaser to the home purchaser, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as applicable, any difference in price of the affected Lot which results from the substitution of house types.  Purchaser shall keep the Seller informed of any price adjustments made from time to time during the term of this Agreement in the Purchaser's retail price of the homes to be constructed on the Lots by the Purchaser.

1.03.           U.S. HOME's Pace. Subject to Paragraph 2.13 hereof, Seller may terminate the rights granted to U.S. HOME herein if U.S. HOME fails to purchase two hundred (200) Lots per calendar year (prorated for any partial calendar year) provided that the Lots have been developed in accordance with the terms of this Agreement. The first year will commence after U.S. HOME has received certification from the Seller that the lots are fully subdivided and ready for issuance of building permits.

Lots purchased in excess of the number required by U.S. HOME during any period of time shall be carried over to and credited against requirements applicable to subsequent periods of time, and such carrying over and crediting shall be cumulative.

1.04.        Right of Entry. From and after the date of execution and delivery hereof, U. S. HOME and the agents and contractors of U. S. HOME, at the expense and risk of U. S. HOME, shall have the right to enter upon the Property for the purpose of surveying, the conduct of engineering studies and related engineering work, test borings and such other similar work as U. S. HOME shall consider reasonable and appropriate in connection with the development of the Property; provided, however, that from and after the date of this Agreement and until the date of settlement hereunder, neither of the parties hereto shall have any right to commit waste upon the Property without the prior written consent of the other party. U. S. HOME shall indemnify, defend and hold the Seller harmless from any and all costs, claims and liabilities arising out of the activities undertaken by U. S. HOME, its employees, agents or invitees pursuant to this Paragraph.

II.            GENERAL PROVISIONS

2.01.	Exercise of Rights. U. S. HOME's commitment to purchase specific lots shall be made by giving at least five (5) days notice to Seller in the manner and at the place prescribed hereinafter.  Notices under this paragraph may be sent by overnight courier service or regular first-class mail or be given by telephone.

2.02.         Place of Settlement. Settlement shall be held at the place designated by U. S. HOME in the Baltimore-Washington Metropolitan Area during normal business hours.

2.03.        Terms at Settlement. At settlement, for any lot purchased hereunder, U. S. HOME shall pay the full purchase price thereof in cash, by wire transfer or by a U. S. HOME check. All taxes, metropolitan, district charges, front foot or other benefit charges or assessments charged on an annual or other periodic basis by a State, County, District, Commission or any agency or subdivision thereof shall be adjusted and pro-rated to the date of settlement, except that "rezoning transfer tax", "agricultural transfer tax" or assessments for improvements, existing in or on the Property prior to the date of settlement, even if payable thereafter, shall be paid by Seller. The cost of all documentary stamps, transfer taxes, recordation taxes or other taxes on the act of transfer of conveyance required to be paid in connection with the transfer of any lot shall be divided paid in full by U. S. HOME.  Recording costs, title examination and title insurance premiums shall be paid by U. S. HOME. Seller shall pay for the preparation of the Deed of Conveyance and any release fees and recording costs incurred to release liens paid at settlement.

2.04.       Purchaser’s Requirements.

(a)           Purchaser agrees that it will pay to Seller, at closing, in addition to the agreed purchase price for the Lots, any charges then in effect for connection to the sewer and/or water system including any charges per dwelling unit for the purpose of providing a sewer connection to the Mattawoman Interceptor or other interceptor, which charge is currently $6,543.00 per Lot.  Seller and Purchaser acknowledge and agree that all refunds, rebates and/or credits resulting from such payments, and all rights to seek repayment and/or refund of or credit against such payments, are hereby assigned to and shall be the sole property of the Seller and shall inure to the benefit of and be repaid directly to the Seller.  Seller and Purchaser further acknowledge and agree that any difference between the sewer connection charge applicable to the development outside of St. Charles and the connection fee charged on each lot within St. Charles, which difference currently equals $1,608, shall be the sole and exclusive property of Seller.  This fee will be due at the time of each closing of the Lots.

(b)           Purchaser will pay to Seller a fee of $200.00 per dwelling unit for off-site construction of interceptors, pumping or treatment facilities. This fee will be due at the time of each closing of the Lots.

(c)           Purchaser agrees that it will pay to the Seller (if such fees have previously been paid by Seller) or appropriate government unit at closing, any applicable school construction impact fees, any off-site road fees or the like then in effect and imposed by any appropriate governmental unit. Seller and Purchaser acknowledge and agree that all refunds, rebates and/or credits resulting from such payments, and all rights to seek repayment and/or refund of or credits against such payments, are hereby assigned to and shall be the property of the Seller and shall inure to the benefit of and be repaid directly to the Seller. The current charge per single family dwelling unit for the school construction impact fee is approximately $9,700.00, which is paid by the homebuyer as an excise tax and the current charge per dwelling unit for the off-site road fee is $750.00, which will be paid to Seller or appropriate governmental unit, as set forth above, at closing of each Lot.

2.05           Title.

(a)           Lots sold hereunder shall be conveyed by Seller with good and marketable, fee simple title, insurable at standard rates, free and clear of all liens and encumbrances of any kind, except:

(1)           Zoning regulations of the County or city in which the lots lie;

(2)	Ad valorem taxes and assessments not then due and payable;

(3)  The matters set forth in Schedule B-2 of that title policy issued to Seller for the Property, a copy of which is attached hereto as Exhibit B and incorporated herein by reference;

(4)           Covenants, conditions, easements and restrictions of record ordinarily recorded in the development of residential housing developments and uniformly applicable to all Lots in each group or section submitted to Purchaser, and typical and customary utility agreements and subdivision agreements, provided such agreements shall not prevent or materially affect Purchaser’s ability to construct, market and sell Purchaser’s standard single family homes thereon.

(5)           Sewer and water facility charges (public and private).

(6)           Zoning indentures and orders for the St. Charles PUD, being Docket 90 and all amendments thereto, public and private utility, stormwater management and drainage easements and agreements, and the covenants, conditions and restrictions of the St. Charles PUD, including, but not limited to the architectural approval requirements of the Planning Design Review Board.

(b)           The Lots purchased hereunder shall be conveyed by Seller subject to the Declaration of Easements, Covenants, Conditions and Restrictions recorded for Fairway Village and Sheffield Neighborhoods and Fairway Village Architectural Covenants, as such Covenants may be amended from time to time.  At Closing, conveyance of the Property to the Purchaser shall be effected by a good and sufficient special warranty deed.

(c)           Should Seller be unable to deliver title to any Lot in accordance with the provisions of this Agreement or any extension of time agreed upon by the parties, it is agreed that Purchaser's liability as to any such Lot shall terminate; provided, however, that if the defects of title are of such nature that they can readily be remedied by legal action, such action shall be promptly undertaken by Seller, at its expense, and the time of Closing extended for a period not to exceed sixty (60) days for such action.

2.06           Development by Seller. Lots shall be deemed to be developed and available for closing hereunder when the following improvements have been installed and the following actions have been accomplished by Seller as to the Lot(s) to be settled:

(a)           Operational public sanitary sewer with a sewer house connection installed from the sewer main to one foot inside the Lot line, and any and all off-site sewer extensions installed and operational and all fees paid in full.  Seller will install the sewer house connection at a depth of not more than eight feet (8’) at the property line.

(b)           All storm drainage and storm drainage systems as required by the appropriate governmental authority for the Lot(s) in question, including payment of all off-site fees and charges in respect thereto.

(c)           Public water by way of governmentally approved system serving the Lot(s) in question, with a water house connection installed one foot inside the Lot line, and any and all off-site extensions installed and operational and all fees paid in full.  Seller will install the water house connection at a depth of not more than eight feet (8’) at the property line.

(d)           Clearing, grubbing and grading of streets and rights of way, and the construction of concrete curbs and gutters, sidewalks other than those located on the Lots and base course paved streets and roads, including paved access to a public thoroughfare, as required by the appropriate governmental authority for the Property. Bonds shall be posted by Seller, as required by appropriate County authorities, to cover the cost of final paving, other roadway improvements and any other items which are required by the County to be bonded, and Seller shall remain obligated for the completion of the final course of paving following Closing. Construct public pathways required by the County, if any.

(e)           Lots will be cleared, grubbed and graded to + or – 0.2’, based upon U. S. HOME’s grading plans, and balanced such that house construction can occur on each individual Lot without the need to import or export significant (i.e. in excess of six standard dump truck loads per Lot) material.  When part or all of the foundation, at the design elevation of a house sited on a given Lot, cannot be placed at natural grade, Seller will supply control-fill house pads with the following dimensions:  overall length and width of the dwelling unit and garage, plus five (5) feet on all sides.  Seller will utilize clean, controlled fill and provide compaction certifications (95% compaction) from a geotechnical engineer chosen by Seller and reasonably acceptable to U. S. HOME for all such fill Lots.  A copy of these certifications and daily inspection reports shall be provided by Seller to U. S. HOME no less than ten (10) days prior to Lot Inspection of any Lot hereunder.

(f)           Such underground electric, telephone and cable television lines, and gas lines, as shall be necessary to service residential units, installed as required by the appropriate private or public utility, to each unit shown on the final approved plans of the Lot(s) in question, with connection stubs located at the property line of each Lot.  Gas stubs have been provided to the lots by Washington Gas Light with the intention to use natural gas for heating and hot water.

(g)           Street signs, and street trees, if any, as required by appropriate governmental authority for the Property either paid for or bonded with bonds approved by the appropriate governmental authority.

(h)           Sediment and erosion control measures on the Lot(s) in question for street and utility construction and overlot grading as required by the appropriate governmental authority. Seller shall establish and maintain those facilities as required by appropriate governmental authorities.  Purchaser shall provide sediment and erosion control for house construction.

(i)           Seller shall install all recreational areas, trees and shrubbery, if any, as shown on the public areas of Seller's final approved plans, as soon as practical, but not as a condition precedent to any closing hereunder; provided, however that such recreation areas, trees and shrubbery shall be completed in a timely manner so as not to delay or impede Purchaser's ability to obtain building and/or occupancy permits for the homes to be constructed on the Lots by Purchaser.

(j)           Delivery by Seller to Purchaser of an engineer's certificate from Whitman, Requardt and Associates, project engineer, certifying in writing that the improvements in Subparagraphs 2.06 (a) through 2.06 (f) and 2.06(h) above have been completed in compliance with the governmentally approved plans and local subdivision and development standards as to the Lot(s) to be settled.

(k)           Purchaser is able to obtain a building permit from appropriate County authorities, and upon completion of construction in accordance with the approved plans, Purchaser is able to obtain an occupancy permit, for a typical Purchaser single-family home of the type which Purchaser wishes to build in the subdivision.

(l)           If VA or FHA require a bond or letter of credit, the Seller shall bond any improvements that are Seller's responsibility and Purchaser will bond any improvements that are Purchaser's responsibility.

(m)           Seller shall have prepared and recorded appropriate documents to subject the Lots to the Declaration of Easements, Covenants, Conditions and Restrictions for Fairway Village and Sheffield Neighborhoods, which will, upon submission, be approved for FHA/VA financing.

(n)           Provide survey controls necessary for construction stakeout and any permanent monuments required by law. The Seller shall install all property markers at the earliest practical time in accordance with governmental regulations or post a bond as required. The Seller will assign to Purchaser whatever warranties the Seller obtains from its engineers.

(o)           These development obligations shall survive the settlement on any or all of the Lots.

(p)           Seller represents and warrants that water and sewer services shall be furnished by the Charles County Department of Utilities or such other legal entity responsible for furnishing water and sewer services and such services shall be available to Purchaser for each dwelling unit, as and when required by Purchaser, in accordance with the rates, rules and regulations then in effect.

(q)           (i)    Seller is including in the sale price of the Lots as set forth herein all amenities, including but not limited to parks, playgrounds, school sites and neighborhood centers with swimming pool.  The Seller will keep the Purchaser informed as to the projected start date of any such center. In the interim, the Seller will arrange for all of the Purchaser’s homebuyers to have access and full use of a neighborhood facility until the Sheffield Neighborhood Center is completed. A fee for maintenance of community facilities and the use of the interim facility will be applicable in accordance with any assessments applied as specified herein, i.e. no more than 75 cents per hundred dollars of tax valuation of property annually.

(ii)           Seller will sell, donate or dedicate to the appropriate County authority all school sites, i.e. one elementary and one high school site required for Fairway Village, as soon as practical, but not as a condition precedent to any Closing hereunder; provided, however, that such school sites shall be sold, donated or dedicated in a timely manner so as not to delay or impede Purchaser's ability to obtain building and/or occupancy permits for the homes to be constructed on the Lots by Purchaser.
    When the foregoing have been accomplished by Seller as to any Lot or group of Lots, which Seller intended to sell as a part of the Lots hereunder to the Purchaser, Seller shall provide written notice thereof to Purchaser, and closing shall occur in the manner and time periods required by this Agreement.

2.07           Purchaser's Responsibilities.  Purchaser will be responsible for the following:

(a)           Construct and pay all costs for water, sewer, gas, telephone, cable TV, and electric installation from the Seller improvements, as shown on the final plans approved by the County, required by Section 2.06(f) to the dwelling and all charges of tap-in connection to the sewer and water systems as described in Section 2.06(a) and (c).  Purchaser will use its best efforts to provide gas to each house to the fullest extent possible.

(b)           Perform final grading for dwelling. Provide sediment control measures as may be required by the County for home construction on the lots only.

(c)           Construct sidewalks (on lot only) as may be required by the County, adjacent to the dwelling unit or as required by the final plans for the Property, including those sidewalks within street rights-of way adjacent to the Lots.

(d)           Provide and install all mailboxes onto provided mailbox structures as required by local Post Office and the Fairway Village Planning and Design Review Board.  Purchaser will contact St. Charles Community, LLC, Land Development Division, at least two weeks prior to a move-in where a mailbox stand is needed.  Provide a light fixture in the front yard of each unit, such fixture as approved by the Design Review Board, or at the option of the Seller pay Two Hundred Dollars ($200.00) per unit towards a street light program.

(e)           Keep the Lots clean of paper and construction debris on a continuing basis and do not store construction materials behind the curb in the road right of way.

(f)           Sediment and erosion controls on individual building Lots as required for construction of a dwelling on that Lot. Sediment control measures must be installed on the Lot only and not within the road right of way.

(g)           Enter the Lots through the construction entrance only, provided a construction entrance is maintained by Seller.

(h)           Repair any damage to the curb and gutter or street which results from Purchaser's construction activity pursuant to Subparagraph (k) below and clean the street of dirt or other materials which results from Purchaser's activity.

(i)           Purchaser shall pay all fines imposed by Maryland Department of the Environment due to failure of Purchaser to comply with Erosion and Sediment Control Ordinances caused by Purchaser's construction activities, whether such fines are assessed against Purchaser and/or Seller. Purchaser will defend and indemnify Seller for any and all costs and expenses (including reasonable legal fees and court costs) in any action arising from actions taken by the Maryland Department of the Environment due to failure of Purchaser to comply with Erosion and Sediment Control Ordinances

(j)           Purchaser will preserve trees designated to be saved as shown on the Final Development Plan.

(k)           Prior to each settlement hereunder, representatives of Seller and Purchaser shall inspect the Seller's improvements relating to that Lot or Lots and agree on a list of damage deficiencies (Lot Inspection Report) a copy of which is attached as Exhibit C, for correction or completion by Seller. Seller shall complete or correct all items listed on the Lot Inspection Report within 30 days following the date thereof.  Responsibility for any damage to said improvements beyond the Lot Inspection Report, not caused by Purchaser's agents or employees, that occurs after said inspection shall be borne by Seller.  Any damage caused by Purchaser’s agents or employees shall be repaired by Purchaser, on terms as follows:  Said responsibility shall include, but not be limited to, repair or replacement of such damage to the satisfaction of the appropriate governmental authority. Purchaser shall commence said repairs within twenty (20) days of written request by Seller. Notwithstanding the above, Seller shall remain responsible for faulty workmanship or defects in any of Seller’s construction work, including but not limited to road subgrade, pavement and utility construction. After Purchaser has obtained a final inspection for all houses built on Lots purchased by Purchaser under this Agreement, at Purchaser's request, representatives of Seller and Purchaser shall again inspect the total improvements relating to those lots and agree on a list of repairs or replacements (using the Lot Inspection Report attached hereto as Exhibit C) to be accomplished by Purchaser at its expense. Responsibility for any damage to said improvements beyond the Lot Inspection Report shall be borne by the party causing such damage, upon a specific showing that said party, by its employees, agents or contractors caused such damage. All repairs required of Purchaser hereunder shall be to the reasonable satisfaction of the Seller, provided, however that if Seller fails to notify Purchaser in writing of any deficiencies in Purchaser’s repair work within thirty (30) days following Purchaser’s notice to Seller that Purchaser has completed all such repairs, then Purchaser's responsibility for repairs shall be deemed satisfied and Seller shall be completely and solely responsible for satisfying the appropriate County authorities and obtaining a release of Seller's bonds.

In the event that Seller and Purchaser are unable to agree as to the cause of and/or the responsibility for any such damages, the dispute shall be submitted to an engineering firm mutually agreed upon by both parties to act as arbitrator. The decision of the arbitrator shall be binding upon both Seller and Purchaser and shall be enforceable by any Maryland court having jurisdiction.

(l)           Purchaser will maintain a furnished model in the subdivision.  The model will be open at published hours to be determined by Purchaser.  Purchaser has the option to maintain additional models if desired.

(m)           Purchaser represents and warrants that its intention in acquiring the Property is for the purpose of building and selling single-family units.

(n)           The Seller advises Purchaser and Purchaser agrees to and shall advise all purchasers of lots from the builder, that the County has the right and authority to subject said lots to uniform front-foot benefit charges, in accordance with Charles County policies and regulations.  In addition, Purchaser shall provide all homebuyers with the Charles County required notice of the now applicable School Construction Excise Tax.

(o)           Purchaser agrees that any dwelling units constructed by it on the aforesaid Lots shall be in accord with the standards, specifications, rules and regulations of all applicable governmental agencies.

(p)           Architectural Approval.

(i)           Purchaser shall submit to the Fairway Village Planning Design and Review Board for its written approval, floor plans, elevations, plans for styles and exteriors, for all new dwelling units proposed to be constructed by the Purchaser on the Lots and for any other structures from which sales of dwelling units will be made. The Purchaser acknowledges that the Fairway Village Planning and Design Review Board or other committee designated by that Board, has the absolute right to approve or disapprove in its sole but reasonable discretion any and all site plans and architectural plans for structures to be constructed in the Fairway Village.

(ii)           Written approval or disapproval of plans, elevations and other materials submitted by the Purchaser to the Planning and Design Review Board shall be delivered to the Purchaser within thirty (30) days after submission of such plans by the Purchaser. In the event that the Fairway Village Planning and Design Review Board or any committee designated by that Board shall fail to deliver written approval or disapproval of the Purchaser's plans within thirty (30) days after submission of such plans to the Board, it shall be conclusively presumed that the plans submitted have been approved.

(q)           Purchaser agrees that in its sales program, advertising, publicity and public relations campaign, copy for newspapers, radio, television, billboard and other advertising media and in brochures, circulars and the like, the name and logo “St. Charles” shall be publicized in a prominent manner, and that all advertising copy shall be submitted to and approved by Seller prior to being used by Purchaser. Provided, however, that Purchaser reserves the right to place advertisements which feature more than one Purchaser community and this paragraph shall not apply to such type of advertising.

(i)           Purchaser agrees that any advertisement for the sale of housing constructed by it at St. Charles will adhere to the following restrictions:

                (ii)          All advertising in any communications medium or any printed matter made available to the public shall contain the equal housing opportunity logo, statement or slogan of the Department of Housing and Urban Development (37 F.R. 6702, Table II).

                (iii)         Seller shall provide the necessary signs from the road to the model home site.

(r)           Purchaser agrees that all of the Lots conveyed under this Agreement are subject to all restrictive covenants referred to herein, as such covenants may be amended from time to time; provided that no such amendment shall have a material adverse effect on Purchasr’s ability to construct, market and sell its proposed homes on the Lots. The covenants will contain the power of assessment in the Sheffield Neighborhood Association, Inc., its successors and assigns. Such assessment shall be prorated between the Purchaser and Seller as of the date of settlement. The assessment shall not be more than 75 cents per hundred dollars of tax valuation of the Property annually.

(s)           Purchaser agrees that prior to and during the period in which a home or homes on the Property are being constructed, Purchaser shall permit Comcast, or its purchaser or assignee, and its agents, employees and contractors, to lay CATV cable in the same trenches opened for the running of electric lines and, at reasonable times and upon reasonable notice, to enter the premises and pre-wire the premises for cable television service. The right of access granted hereby shall be for the benefit of and exercisable by Comcast, or any successor or assignee thereto succeeding to the ownership or operation of its cable television system in St. Charles. Seller agrees to indemnify Purchaser for any claims filed against Purchaser by Comcast.

(t)           Purchaser agrees that neither it nor anyone authorized to act for it will refuse to sell, after the making of a bona fide offer, or refuse to negotiate for the sale of or to otherwise make unavailable or deny a Lot covered by this Agreement to any person because of race, color, religion, sex, national origin, family status, handicap, age, or other discriminatory basis.

(i)           Seller and Purchaser agree that any restrictive covenant on the Property relating to race, color, religion, sex, or national origin, or other discriminatory basis is recognized as being illegal and void and is specifically disclaimed.

2.08           Removal of Debris. Each party shall remove all of its equipment, material and all debris resulting from their respective development.

2.09           Common and Recreational Areas and Open Space. The parties hereto recognize that provisions may have to be made for the maintenance and management of common areas, open space, and recreation facilities and areas. It will be Seller's responsibility to establish such provision through an overall community association and such other appropriate means as Seller may elect. Purchaser agrees to be a member of any such association while Purchaser owns Lots within such association's jurisdiction, and to otherwise cooperate fully with the establishment and observance of such provisions for the maintenance and management of the common and recreational areas and open space. Purchaser also agrees to make all sales subject to such approved provisions as may be applicable thereto.

2.10           Seller's Representations and Warranties. The Seller represents and warrants to Purchaser that, as of the date of execution and delivery of the Agreement and as of the date of each closing:

(a)           The Seller (i) has the full right, power and authority to enter into this Agreement; (ii) has the full power and authority to bind all persons having any interest in the Property (excluding any mortgagee of the Property and any party secured by any deed of trust encumbering the Property) to the obligations of the Seller set forth in this Agreement; (iii) has obtained all consents and approvals necessary to make this Agreement binding upon the Seller and to permit performance by the Seller of the terms and provisions of this Agreement.

(b)           This Agreement does not violate the terms of any other agreement to which the Seller is a party or by which the Seller or the Property is bound.

(c)           The Seller is not a "foreign person" within the meaning of the Internal Revenue Code and the transaction contemplated hereby does not constitute a disposition of a U.S. real property interest by a foreign person, and Seller will sign an affidavit to this effect at each Closing.

(d)  Seller has good and marketable title to the Property subject only to the matters described in Sections 2.05(a)(1)-(6).

(e)  There is no pending, nor, to the best of Seller’s knowledge, threatened condemnation affecting the Property or any portion thereof.

(f)  Seller has not received notice of violation of any laws, ordinances, regulations, statutes, rules or restrictions pertaining to and affecting the Property.

(g)  There are no legal actions, suits or other legal or administrative proceedings, pending, that affect the Property or any portion thereof.

(h)  Except as disclosed (i) elsewhere in this Agreement or (ii) in the public records (including but not limited to zoning records), no written or verbal commitments have been made to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or to any other organization, group, or individual, relating to the Property which would impose an obligation upon Purchaser or their successors or assigns to make any contribution or dedications of money or land or to construct, install, or maintain any improvements of a public or private nature on or off the Property.

(i)  There has been no excavation, dumping or burial of any refuse materials or debris of any nature whatsoever on the Property and to the best of Seller’s knowledge, there are no Hazardous Materials (as defined below) on the Property that would subject Purchaser to any liability under either Federal or state laws, including, but not limited to, the disposal of any foreign objects or materials upon or in the Property, lawful or otherwise, and without limiting the generality of the foregoing, to the best of Seller’s knowledge:  (1) the Property is not now and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials (as that term is hereinafter defined);  (2) no Hazardous Materials have ever been installed, placed, or in any manner dealt with on the Property; and (3) no owner of the Property or any tenant, subtenant, occupant, prior tenant, prior subtenant, prior occupant or person (collectively, “Occupant”) has received any notice or advice from any governmental agency or any Occupant with regard to Hazardous Materials on, from or affecting the Property.  The term “Hazardous Materials” as used herein includes, without limitation, gasoline, petroleum products, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Section 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.) and in the regulations adopted and publications promulgated pursuant thereto.

(j)  To the best of Seller’s knowledge, no part of the Property has been designated as inhabited by any endangered species by any governmental agency having jurisdiction.

(k)  Seller has not filed, voluntarily or involuntary, for bankruptcy relief within the last year under the laws of the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against Seller within the last year.

(l)  Purchaser is the sole contract purchaser of the Property, including all surface and mineral estates.

(m)  Seller has not received notice, either oral or written, and has no knowledge that any governmental or quasi-governmental agency or authority intends to commence construction of any special or off-site improvements or impose any special or other assessment against the Property or any part thereof.

(n)  There are no oral or written service, maintenance, landscaping, security, management or other similar contracts which affect the operation or maintenance of the Property.

(o)  There are no leases, oral or written, affecting the Property or any part thereof.

(p)  To the best of Seller’s knowledge, there is no annexation of the Property into any city or town currently in process and contemplated.

(q)  There are no adverse or other parties in possession of the Property, or any part thereof.

(r)  The mineral or other subsurface estates have not been severed from the surface estate.

2.11           Purchaser's Representations and Warranties.  Purchaser represents and warrants to the Seller that, as of the date of execution and delivery of this Agreement and as of the date of each Closing:

(a)           Purchaser (i) has the full right, power and authority to enter into this Agreement; and (ii) has obtained all consents and approvals necessary to make this Agreement binding upon Purchaser and to permit performance by Purchaser of the terms and provisions of this Agreement.

(b)           This Agreement does not violate the terms of any other agreement to which Purchaser is a party or by which Purchaser or its property is bound.

(c)           Purchaser will promptly apply for and diligently pursue its application for building and other permits.

2.12           Real Estate Commissions.  Each party represents and warrants to the other that it has not used the services of any real estate agent, broker or finder with respect to the transaction contemplated herein, and each party agrees to defend, indemnify and hold the other party harmless from any claims for brokerage commissions resulting from any agreement between any broker and the indemnifying party.

2.13.         Default.

(a)           U. S. HOME's Default. If U. S. HOME is the defaulting party, after notice given and after a ten (10) day cure period, because of the difficulty in calculating damages, the parties agree that Seller's sole and exclusive remedy at law if the Purchaser fails to meet the pace of take downs as described in Section 1.03, or any other default covered in this contract, the Seller shall have the right to terminate this Agreement and retain the Deposit as full liquidated damages as Seller’s sole remedy.  Upon any such termination, neither party shall have any further rights or obligations under this Agreement, except with respect to Lots previously purchased by U.S. HOME hereunder.  Without limitation to the foregoing, upon such termination, Seller shall have the right to sell and convey any one or more Lots not previously purchased by U.S. HOME to any third party home builder or developer of Seller’s selection.

          (b)             Upon any default hereunder by Seller, after notice given and after a ten (10) day cure period, if Seller fails to cure or correct the default, U.S. HOME shall have available all remedies at law or in equity, including, without limitation, the right to specific performance of this Agreement.

In any action or proceeding brought to enforce the provisions of this Agreement by either party, in addition to all other rights and remedies set forth above, the prevailing party shall be entitled to an award of its costs incurred in connection with such action or proceeding, including, without limitation, all of its reasonable attorney’s fees.

           For purposes of this Agreement, a default under this Agreement by Seller shall also constitute a default by Seller under that Development Agreement, dated March 4, 2004, between Seller, as "Developer" thereunder, and Purchaser, as "Builder" thereunder (the "Development Agreement"), and a default under the Development Agreement by either party shall also constitute a default under this Agreement by that party; however, a default under this agreement by Purchaser shall not constitute a default by Purchaser under the Development Agreement.

    2.14           Notices. All notices authorized or required herein shall be in writing and shall be considered given when delivered if hand delivered, one (1) business day following deposit with a national overnight courier service, or three (3) business days following deposit, postage prepaid, with the U.S. Postal Service, by registered or certified mail, return receipt requested, to Seller or U. S. HOME at their respective addresses as set forth below (or any substitute address if notice of substitution is given in accordance with this section):

SELLER:                             St. Charles Community, LLC
                                                            222 Smallwood Village Center
                                                            St. Charles, Maryland 20602
                                                            Attention:  Edwin L. Kelly

With copy to:                  Chapman, Bowling & Scott, P.A.
                                                           P.O. Box 610
                                                           La Plata, MD 20646
                                                           Telecopy No.  301-870-6471
                                                           Attention:  Stephen H. Scott, Esq.

PURCHASER:                  U. S. HOME CORPORATION
                                                           10230 New Hampshire Avenue
                                                           Suite 300
                                                           Silver Spring, MD 20903
                                                           Attention:  Philip F. Barber, Division President

With a copy to:              U.S. Home Corporation
                                                          Legal Department
                                                          10707 Clay Road
                                                          Houston, TX 77041
                                                          Telecopy No.: 713-877-2471

And to:                            Walsh, Colucci, Lubeley, Emrich & Terpak, P.C.
             13663 Office Place, Suite 201
             Woodbridge, VA 22192
             Telecopy No.:  703-690-2412
             Attention:  David J. Bomgardner, Esq.

2.15           Headings. The headings of the paragraphs herein are for convenience only and shall not affect the meanings or interpretations of the contents thereof.

2.16           Complete Agreement. This Agreement represents the complete understanding between the parties hereto and supersedes all prior negotiations, representations or agreements, whether written or oral, as to the matters described herein. This Agreement may be amended only by written instrument signed by both parties. No requirement, obligations, remedy or provision of this Agreement shall be deemed to have been waived, unless so waived expressly in writing, and any such waiver of any provision shall not be considered a waiver of any right to enforce such provision thereafter. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be construed according to the laws of the State of Maryland and uncertainties shall not be construed against the drafter.

2.17           Severabilitv. If any provision of this Agreement shall be held violative of any applicable law or unenforceable for any reasons, the invalidity of unenforceability of any such provision shall not invalidate or render unenforceable any other provision hereof, which shall remain in full force and effect.

2.18           Survival. The covenants, agreements and conditions herein contained shall survive recordation of the Deeds of Conveyance and shall inure to the benefit of and bind the successors and assigns of the parties hereto.

2.19           Assignment of Agreement. U. S. HOME and Seller shall not have the right to assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. In considering an assignee, each party shall be entitled to adequate assurances of the assignee's financial capability to perform under this Agreement and the assignee's ability to physically perform under this Agreement. And purported assignment of this Agreement in violation hereof shall be voidable at the option of the other party.  Notwithstanding the above, Purchaser shall have the right to assign this Agreement, without the Seller’s approval, to Lennar Corporation (Purchaser’s corporate parent) or to any affiliate of Lennar Corporation or Purchaser.  Upon any such assignment, the assignee shall become the Purchaser for all purposes of this Agreement.

2.20           Authority. Each signer of this Agreement warrants to the other party that he or she has full authority to execute this Agreement.

2.21           Time.  Time is of the essence with respect to each and every provision of this Agreement.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the Parties by their respective duly authorized officers, have executed this agreement and affixed their respective corporate seals hereto, the day and year first above written.

                                                                   PURCHASER:
  U. S. HOME CORPORATION

                                   By: /s/ Philip F. Barber
                   Name: Philip F. Barber
                               Its: Division President
   Date: March 4, 2004

                                                                             SELLER:
   ST. CHARLES COMMUNITY, LLC

                                                                         By: /s/ Edwin L. Kelly
                          Edwin L. Kelly, Chairman of the Management Committee
                      Date: March 4, 2004